Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON MAKES CHANGES TO BOARD OF DIRECTORS

PITTSBURGH, PA - May 18, 2007 - Calgon Carbon Corporation (NYSE:CCC) announced today that Thomas A. McConomy (73) has retired as chairman of its board of directors in accordance with the company’s retirement policy for members of the board. The company also announced that John S. Stanik (53) has been elected chairman of the board, and Seth E. Schofield (67) has been named lead director.

Thomas A. McConomy

Mr. McConomy joined Calgon Corporation as a service engineer in 1955 and during the next 30 years held positions of increasing responsibility, including general manager of the Activated Carbon Division. In 1985, he led a management buyout of the division from Merck & Co., Inc. which had acquired Calgon Corporation in 1968. Mr. McConomy served on Calgon Carbon’s board of directors for 22 years. He retired as the company’s president and chief executive officer in 1994, but served again in that capacity in 1998 and 1999. He was re-elected chairman of the board in 2003.

John S. Stanik

Mr. Stanik joined Calgon Carbon in 1991 as director, engineered systems and since that time has held positions of increasing responsibility. He was elected interim president and chief executive officer in February 2003, and president and chief executive officer in April 2003. Mr. Stanik joined the company’s board of directors in October 2003.

Seth E. Schofield

The appointment of Mr. Schofield as lead director reflects Calgon Carbon’s ongoing commitment to good corporate governance. Mr. Schofield has been a director of Calgon Carbon since 1995, and during his tenure, he has served on every committee of the board. Mr. Schofield currently chairs the Executive and Governance Committees and is a member of the Compensation Committee. He also serves on the boards of United States Steel Corporation and Marathon Oil Corporation. He was formerly chairman of Base International and chairman and chief executive officer of USAir Group.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.